Consent of Independent Auditors



The Board of Directors
Cova Financial Life Insurance Company

We consent to the use of our reports on the financial statements of Cova Financial Life Insurance Company (the Company) dated March 5, 1998 and on the financial statements of the subaccounts of Cova Variable Annuity Account Five dated February 20, 1998 and to the reference to our firm under the heading "Experts" in the Statement of Additional Information, in the Post-Effective Amendment No. 8 to the Registration Statement (Form N-4, No. 33-50174) of Cova Variable Annuity Account Five. Our report on the Company's financial statements dated March 5, 1998, contains an explanatory paragraph stating that as a result of its 1995 acquisition, the financial information for the periods subsequent to the acquisition is presented on a different cost basis than for the period prior to the acquisition and, therefore, is not comparable.


                                            /s/KPMG Peat Marwick LLP

Chicago, Illinois
September 29, 1998